_____________________
                                                   |    OMB APPROVAL     |
                                                   |_____________________|
                                                   |OMB NUMBER: 	 |
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   FEBRUARY 28, 2009 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...10.4 |
                   SCHEDULE 13G/A                  |_____________________|



                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*


                               Diamond Foods, Inc.
                  ---------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
                -------------------------------------------------
                         (Title of Class of Securities)


                                   252603105
                ----------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Capital, LLC
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [x]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      OO
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105               SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Capital Management, LLC
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [x]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                    -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                      [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      IA
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Richard W. Shea, Jr.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                          (a) [x]
                                                          (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES BENEFICIALLY                -------------------------------------------
OWNED BY                           (6)  SHARED VOTING POWER
EACH REPORTING                          0
PERSON WITH                        -------------------------------------------
                                   (7)  SOLE DISPOSITIVE POWER
					0
                                    -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                   [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      IN
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Partners, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [x]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Partners II, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [x]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon International, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [x]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                    -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                      [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
----------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon International BP, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [x]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                    -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                      [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Focus Fund, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [x]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Focus Fund II, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [x]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Focus Fund International, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [x]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                    -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                      [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Focus International BP, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [x]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Isldands
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                    -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                      [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------




------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Continuum Fund, LP
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP (See Instructions):
                                                            (a) [x]
                                                            (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      PN
------------------------------------------------------------------------------





------------------------------------------------------------------------------
CUSIP No. 252603105                SCHEDULE 13G/A
------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
          Vardon Continuum International, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                           (a) [x]
                                                           (b) [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Isldands
------------------------------------------------------------------------------
                                   (5) SOLE VOTING POWER
NUMBER OF				0
SHARES                             -------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY                                0
EACH REPORTING                     -------------------------------------------
PERSON WITH                        (7)  SOLE DISPOSITIVE POWER
					0
                                   -------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0
------------------------------------------------------------------------------
   (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                            [ ]
------------------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      0.00%
------------------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON (See Instructions)
                      CO
------------------------------------------------------------------------------




Item 1(a).       Name of Issuer:

                 Diamond Foods, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 1050 SOUTH DIAMOND STREET
		 STOCKTON CA 95205 7087


Item 2(a).       Name of Persons Filing:

This Schedule 13G/A is being filed by (i) Vardon Partners, L.P., a Delware limited partnership; (ii) Vardon Partners II, L.P., a Delaware limited partnership; (iii) Vardon Focus Fund, L.P., a Delaware limited partnership; (iv) Vardon Focus Fund II, L.P., a Delaware limited partnership;
(v) Vardon Continuum Fund, L.P. (formerly known as
Vardon Hybrid Fund, L.P.), a Delaware limited partnership
(together the "Domestic Funds"); (vi) Vardon International, Ltd., a
Cayman Islands exempted company; (vii) Vardon International BP, Ltd., a
Cayman Islands exempted company; (viii) Vardon Focus Fund International, Ltd., a Cayman Islands exempted company; (ix) Vardon Focus International BP, Ltd., a Cayman Islands exempted company (x) Vardon Continuum International, Ltd., a Cayman Islands exempted company (together the "Offshore Funds"); (xi) Vardon Capital, L.L.C., a Delaware limited liability company ("VC"), with respect to shares of Common Stock held in the Domestic Funds; (xii) Vardon Capital Management, L.L.C., a Delaware limited liability company ("VCM"), with respect to shares of Common Stock held in the accounts of the Domestic
Funds, Offshore Funds and certain other separate account clients managed by VCM (the "Managed Accounts", and together with the Domestic Funds and Offshore Funds, the "Advisory Clients") for which VCM serves as the investment manager and (xiii) Richard W. Shea, Jr. ("Mr. Shea"), the sole managing member of VC and VCM, with respect to shares of Common Stock deemed to be beneficially owned by VC and VCM. The Domestic Funds, the Offshore Funds, VC, VCM and Mr. Shea will be collectively referred to herein as "Reporting Persons". All disclosures made in this filing are made pursuant to the best knowledge and reasonable belief of the Reporting Persons.

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons stating (as specified hereinabove) that this
Schedule is being filed on behalf of each of them.

Item 2(b).       Address of Principal Business Office or, if None, Residence:

The Domestic Funds, as defined above, are each Delaware limited partnerships with a principal business office address of 120 West 45th Street, 17th Floor, New York, NY 10036.

The Offshore Funds, as defined above, are each Cayman Islands exempted companies with a principal business office address of Admiral Financial Center, P.O. Box 32021 SMB, 90 Fort Street, Grand Cayman, Cayman Islands, B.W.I.

VC is a Delaware limited liability company, which serves as general partner of the Domestic Funds, as outlined above. The sole managing member of VC is Mr. Shea.


The principal business office address of VC is 120 West 45th Street, 17th Floor, New York, NY 10036.



CUSIP NO. 252603105           SCHEDULE 13G/A


VCM is a Delaware limited liability company which serves as the investment manager to the Advisory Clients, as outlined above. The sole managing member of VCM is Mr. Shea.

The principal business office address of VCM is 120 West 45th Street, 17th Floor, New York, NY 10036.

Mr. Shea, the sole managing member of VC and VCM, is a citizen of the United States of America.

The principal business office address of Mr. Shea is 120 West 45th Street, 17th Floor, New York, NY 10036.

To the best knowledge of the Reporting Persons, none of the entities or persons identified in this Item 2 has, during the past five years, been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors), nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.



Item 2(c).       Citizenship:

                 See Item 4 of the attached cover pages

Item 2(d).       Title of Class of Securities:

                 Common Stock, par value $.01 per share

Item 2(e).       CUSIP Number:
		 252603105


Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a) [ ]   Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

(b) [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]   An investment adviser in accordance with Section
          240.13d-1(b)(1)(ii)(E);

(f) [ ]   An employee benefit plan or endowment fund in accordance with
          Section 240.13d-1(b)(1)(ii)(F);

(g) [ ]   A parent holding company or control person in accordance with
          Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);


Item 4.  Ownership.

    (a) Amount Beneficially Owned: See Item 9 of the attached cover pages

    (b) Percent of Class: See Item 11 of the attached cover pages

    (c) Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote:

               See Item 5 of the attached cover pages

        (ii)   Shared power to vote or to direct the vote:

               See Item 6 of the attached cover pages

        (iii)  Sole power to dispose or to direct the disposition of:

               See Item 7 of the attached cover pages

        (iv)   Shared power to dispose or to direct the disposition of:

               See Item 8 of the attached cover pages

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         The aggregate number and percentage of securities to which this
         Schedule 13G/A relates is 0 shares, representing 0.0% of the total shares outstanding as reported by the issuer.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Item 6 is not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.

         Item 7 is not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Item 8 is not applicable.

Item 9.  Notice of Dissolution of Group

         Item 9 is not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2008

Vardon Partners, L.P.		     Vardon Partners II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner



Vardon Focus Fund, L.P.		     Vardon Focus Fund II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner


Vardon Continuum Fund, L.P.
By: Richard W. Shea, Jr.
as managing member of the
general partner



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Managing Member of
    the General Partner


Vardon International, Ltd.           Vardon International BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director



Vardon Focus Fund		     Vardon Focus International
International, Ltd.                  BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director



Vardon Continuum
International, Ltd.
By: Richard W. Shea, Jr.
as director



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Director



Vardon Capital, L.L.C.		     Vardon Capital Management, L.L.C
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
its managing member	             its managing member



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member                      Managing Member



Richard W. Shea, Jr.



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Individually






CUSIP NO. 252603105               SCHEDULE 13G/A


                                   Exhibit A
                           JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby executes this agreement as an exhibit to this Schedule 13G/A with respect to the shares of Common Stock of Diamond Foods, Inc., par value $0.01 per share, to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13G/A jointly on behalf of each such party.

Dated:  February 14, 2008


Vardon Partners, L.P.		     Vardon Partners II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner



Vardon Focus Fund, L.P.		     Vardon Focus Fund II, L.P.
By: Richard W. Shea, Jr.	     By: Richard W. Shea, Jr.
as managing member of the            as managing member of the
general partner                      general partner



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member of                   Managing Member of
    the General Partner                  the General Partner


Vardon Continuum Fund, L.P.
By: Richard W. Shea, Jr.
as managing member of the
general partner



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Managing Member of
    the General Partner


Vardon International, Ltd.           Vardon International BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director



Vardon Focus Fund		     Vardon Focus International
International, Ltd.                  BP, Ltd.
By: Richard W. Shea, Jr.             By: Richard W. Shea, Jr.
as director                          as director



By: /s/ Richard W. Shea, Jr.         By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Director                             Director



Vardon Continuum
International, Ltd.
By: Richard W. Shea, Jr.
as director



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Director



Vardon Capital, L.L.C.		      Vardon Capital Management, L.L.C
By: Richard W. Shea, Jr.              By: Richard W. Shea, Jr.
its managing member	              its managing member



By: /s/ Richard W. Shea, Jr.          By: /s/ Richard W. Shea, Jr.
    -------------------------------      -----------------------------------
    Richard W. Shea, Jr.                 Richard W. Shea, Jr.
    Managing Member                      Managing Member



Richard W. Shea, Jr.



By: /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Individually